Exhibit 99.3

Banc of California Board Provides Update on Independent

Investigation; Plans Improvements to Corporate Governance Policies

IRVINE, Calif., (January 23, 2017) – Banc of California, Inc. (the “Company”) (NYSE: BANC) today issued the following update on the independent investigation into previously disclosed blogger allegations.

Robert D. Sznewajs, current Chair of the Joint Audit Committee and new Chairman of the Board said: “The matters which were the subject of the Special Committee investigation do not bear upon the Company’s operating results or financial condition, and Banc of California remains well positioned to continue to fulfill its mission and vision as California’s Bank.”

On October 18, 2016, an anonymous blog post raised questions about related party transactions and other issues with respect to the Company. As previously disclosed, in response to these allegations, the Board formed a Special Committee which commenced a process to review the allegations. Shortly thereafter, on October 27, 2016, the Company’s independent auditor, KPMG, sent a letter to Mr. Sznewajs in his capacity as Chair of the Company’s Joint Audit Committee (the “KPMG Letter”) raising concerns about allegations of “inappropriate relationships with third parties” and “potential undisclosed related party relationships.”

On October 30, 2016, the Special Committee retained WilmerHale, a law firm with no prior relationship with the Company, to conduct an independent investigation to address certain issues raised by the blog post, as well as questions raised by the KPMG Letter. In accordance with the KPMG Letter, WilmerHale will make a final report to the Special Committee and KPMG on the results of its investigation. The Special Committee expects that this final report will take place within weeks.

While certain work remains to be completed, to date WilmerHale’s inquiry has not found any violation of law. In addition, contrary to the claims in the blog post, the inquiry has not found evidence that Jason Galanis has any direct or indirect control or undue influence over the Company. Furthermore, the inquiry has not found evidence establishing that any loan, related party transaction, or any other circumstance has impaired the independence of any director.

Through the inquiry, however, the Special Committee has determined that a press release issued on October 18, 2016 contained inaccurate statements. In that press release, the Company stated that the “Board of Directors, acting through its Disinterested Directors” had, as of October 18, 2016, investigated issues raised in the blog post. This press release was inaccurate in certain respects. The review established that although an investigation had been conducted, it was not initiated by the Board of Directors; rather, it appears to have been directed by Company management rather than any subset of independent directors. In addition, the press release characterized the investigation as “independent” without disclosing that the law firm conducting the investigation had previously represented both the Company and the Company’s CEO individually. Furthermore,

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com the press release stated that the Board or a group of “Disinterested Directors” had received “regular reports including related to regulatory and governmental communications.” This overstated both the degree to which the Company had been in contact with regulatory agencies about the subject matter referenced in the blog post, as well as the involvement of the directors in oversight or direction of the inquiry.

Related to this matter, on January 12, 2017, the Securities and Exchange Commission (“SEC”) issued a formal order of investigation directed at certain of the issues that the Special Committee is reviewing. Also on January 12, 2017, the SEC issued a subpoena seeking certain documents from the Company, primarily relating to the October 18, 2016 press release and associated public statements. The Company intends to fully cooperate with the SEC; in addition, the Special Committee will share the results of its review with the SEC staff.

The Company expects to report fourth quarter financial results on Monday, January 30. The Company currently expects to timely file its Annual Report on Form 10-K for the year ended December 31, 2016 and the Company intends to file its unaudited Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 on or prior to timely filing its 10-K.

Changes in Corporate Governance Policies

The Board is in the process of considering various measures to enhance its overall corporate governance. The Board has separated the roles of Board Chair and Chief Executive Officer, effective immediately. In addition, the Board approved a separation of the Compensation, Nominating and Corporate Governance Committee into two separate committees; one focusing on compensation matters and one on governance matters. At the Board’s direction, the Company is in the process of preparing a more rigorous policy to govern review and approval of proposed related party transactions. Further changes in corporate governance may be implemented as the Board continues its review.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole, (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com